EXHIBIT 8.3

[A&L Goodbody Letterhead]

21 May 2010

Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton HM 11

Bermuda

Alterra Capital Holdings Limited (the Company)

Dear Sirs,

We have acted as advisers to certain subsidiaries of the Company (Alterra Reinsurance Europe Limited (previously Max Re Europe Limited) Alterra Insurance Europe Limited (previously Max Insurance Europe Limited) and Alterra Capital Europe Limited (previously Max Europe Holdings Limited) in connection with the provision of Irish tax advice for inclusion in a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 21 May, 2010 (the “Registration Statement” by the Company, Alterra Finance LLC and Alterra Capital Trust I LLC (previously Max Capital Trust I), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of common shares, par value US$1.00 each (“Common Shares”), preferred shares, par value US$1.00 each (“Preferred Shares” and, together with Common Shares, “Equity Securities”, which term includes any common shares or preferred shares to be issued pursuant to the conversion, exchange or exercise of any other Securities), depositary shares of the Company (“Depositary Shares”), senior debt securities (“Senior Debt Securities”), subordinated debt securities (“Subordinated Debt Securities” and, together with Senior Debt Securities, “Debt Securities”), warrants (“Warrants”), share purchase contracts to purchase Common Shares, Preferred Shares or Depositary Shares (“Contracts”), units consisting of any combination of the foregoing securities (“Units”) of the Company (collectively, “the Securities”) and guarantees of (i) Alterra Finance LLC debt securities and (ii) trust preferred securities of Alterra Capital Trust I, a Delaware statutory trust (together, the “Guarantees”). In addition, selling shareholders may sell Common Shares pursuant to the Registration Statement.

We have examined a copy of the draft registration statement on form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 21 May, 2010 (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the Securities.

We have assumed (a) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Ireland, which would have any implication in relation to the opinions expressed herein.

This opinion is addressed solely to, and may be relied upon solely by the addressee, and is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter. For the purposes of giving this opinion, we have examined a copy of the Registration Statement only. We express no view on matters of fact contained in those statements, and in particular we express no view on the amount of Alterra Reinsurance Europe Limited’s and Alterra Insurance Europe Limited’s tax liabilities or future tax liabilities or the significance of such tax liabilities.

This opinion is limited to Irish tax law as applied by the Irish courts at the date hereof and the generally published practice of the Irish Revenue Commissioners (the “Revenue”) applying at the date hereof. It is given on the basis that it will be governed by and construed in accordance with Irish law as at the date hereof. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Ireland.

On the basis of and subject to the foregoing, we are of the opinion that, under current Irish law and Revenue practice, the statements under the captions “Material Tax Considerations - Taxation of Alterra and its Subsidiaries - Ireland” in the prospectus forming part of the Registration Statement to the extent that they constitute summaries of certain Irish tax laws and regulations, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Material Tax Considerations” in the prospectus forming part of the Registration Statement.

Yours faithfully

/s/ A&L Goodbody